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                                                                    EXHIBIT 11.1


                       GEOTEL COMMUNICATIONS CORPORATION

                 STATEMENT REGARDING COMPUTATION OF NET INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                             (DOLLARS IN THOUSANDS)



                                                      Quarter Ended March 31,
                                                   -----------------------------
                                                       1997              1996
                                                   ------------       ----------
Historical - Primary:
   Weighted average common stock
      outstanding ...........................       13,086,372        2,315,846
   Cheap stock(1) ...........................             --            850,595
   Weighted average common stock
      equivalents ...........................          682,747        8,389,820

    Weighted average number of common
      and common equivalent shares
      outstanding ...........................     ------------      -----------
                                                    13,769,119       11,556,261
                                                  ============     ============

Net income ..................................     $        725     $         45
Less: accretion of redeemable convertible
  preferred stock to redemption value .......               --              (27)
                                                  ------------      -----------

Net income available to common
  shareholders ..............................     $        725     $         18
                                                  ============     ============

Net income per common and common
equivalent shares ...........................     $       0.05     $       0.00
                                                  ============     ============


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(1)  In accordance with Securities and Exchange Commission Staff Accounting
     Bulletin No. 83, issuances of common stock, common stock equivalents and Convertible Preferred Stock within one year prior of the initial filing of the registration statement, at share prices below the assumed initial public offering price of $12.00 per share are considered to have been made in anticipation of the contemplated public offering. Accordingly, these stock issuances are treated as if issued and outstanding, using the treasury stock method for options, since inception of the Company.

(2) Fully diluted net income per share is not presented as it is the same as that disclosed in historical net income per share for the periods presented.